Exhibit 10.1

EXECUTION COPY

Published CUSIP Numbers:

DEAL CUSIP: 579791AJ3

THREE YEAR TRANCHE FACILITY CUSIP: 579791AL8

FIVE YEAR TRANCHE FACILITY CUSIP: 579791AK0

$1,500,000,000

TERM LOAN AGREEMENT

Dated as of August 7, 2017

among

McCORMICK & COMPANY, INCORPORATED

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent,

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

SUNTRUST ROBINSON HUMPHREY, INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

i

5.03	Government Approval Regulation, etc.	48
5.04	Validity, etc.	48
5.05	Financial Information	48
5.06	No Material Adverse Change	48
5.07	Litigation, Labor Controversies, etc.	48
5.08	Subsidiaries	48
5.09	Ownership of Properties	49
5.10	Taxes	49
5.11	Pension Plans	49
5.12	Environmental Warranties	49
5.13	Regulations U and X	50
5.14	Accuracy of Information	51
5.15	Compliance with Law; Absence of Default	51
5.16	Sanctions	51
5.17	Anti-Corruption Laws	51
5.18	Solvency	52
5.19	ERISA	52

ARTICLE VI AFFIRMATIVE COVENANTS		52
6.01	Financial Information Reports, Notices, etc.	52
6.02	Compliance with Laws, etc.	54
6.03	Maintenance of Properties	55
6.04	Insurance	55
6.05	Books and Records	55
6.06	Environmental Covenant	56
6.07	Use of Proceeds	56
6.08	Licenses and Franchises, Etc.	56
6.09	Anti-Corruption Laws	56

ARTICLE VII NEGATIVE AND FINANCIAL COVENANTS		56
7.01	Transactions with Affiliates	56
7.02	Subsidiary Indebtedness	57
7.03	Liens	57
7.04	Fundamental Changes and Asset Dispositions	58
7.05	EBIT to Interest Expense Ratio	59
7.06	Consolidated Leverage Ratio	59
7.07	Sanctions	59
7.08	Anti-Corruption Laws	59
7.09	Change in Nature of Business	60

ARTICLE VIII EVENTS OF DEFAULT		60
8.01	Event of Default	60
8.02	Remedies Upon Event of Default	62
8.03	Application of Funds	63

ARTICLE IX THE AGENT		63
9.01	Appointment and Authority	63

9.02	Rights as a Lender	64
9.03	Exculpatory Provisions	64
9.04	Reliance by Administrative Agent	65
9.05	Delegation of Duties	65
9.06	Resignation of Administrative Agent	66
9.07	Non-Reliance on Administrative Agent and Other Lenders	67
9.08	No Other Duties, etc.	67
9.09	Administrative Agent May File Proofs of Claim	67

ARTICLE X MISCELLANEOUS		68
10.01	Amendments, etc.	68
10.02	Notices; Effectiveness; Electronic Communication	69
10.03	No Waiver; Cumulative Remedies; Enforcement	71
10.04	Expenses; Indemnity; Damage Waiver	72
10.05	Payments Set Aside	74
10.06	Successors and Assigns	74
10.07	Treatment of Certain Information; Confidentiality	79
10.08	Right of Setoff	80
10.09	Interest Rate Limitation	81
10.10	Counterparts; Integration; Effectiveness	81
10.11	Survival of Representations and Warranties	81
10.12	Severability	82
10.13	Replacement of Lenders	82
10.14	Governing Law; Jurisdiction; etc.	83
10.15	Waiver of Jury Trial	84
10.16	No Advisory or Fiduciary Responsibility	84
10.17	USA PATRIOT Act Notice	85
10.18	Electronic Execution of Assignments and Certain Other Documents	85
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	85
10.20	ERISA Lender Representation	86

SCHEDULES

Schedule 2.01	Commitments and Applicable Percentages	Schedule 2.01 - 1
Schedule 5.07	Litigation	Schedule 5.07 - 1
Schedule 5.08	Subsidiaries	Schedule 5.08 - 1
Schedule 5.12	Environmental Matters	Schedule 5.12 - 1
Schedule 7.02	Subsidiary Indebtedness	Schedule 7.02 - 1
Schedule 7.03	Permitted Liens	Schedule 7.03 - 1
Schedule 10.02	Lending Offices; Addresses for Notices	Schedule 10.02-1

EXHIBITS

Exhibit A	Form of Loan Notice	Exhibit A - 1
Exhibit B	Form of Solvency Certificate	Exhibit B - 1
Exhibit C-1	Form of Three Year Tranche Note	Exhibit C-1 - 1
Exhibit C-2	Form of Five Year Tranche Note	Exhibit C-2 - 1
Exhibit D	Form of Compliance Certificate	Exhibit D - 1
Exhibit E	Form of Assignment and Assumption	Exhibit E - 1
Exhibit F	Forms of U.S. Tax Compliance Certificates	Exhibit F - 1

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is entered into as of August 7, 2017 among McCORMICK & COMPANY, INCORPORATED, a Maryland corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, on July 18, 2017, the Borrower entered into that certain Stock Purchase Agreement, by and among the Borrower, The R.T. French’s Food Group Ltd, Reckitt Benckiser LLC, and Reckitt Benckiser Group plc (including all schedules and exhibits thereto, the “Stock Purchase Agreement”);

WHEREAS, the Borrower intends to acquire (the “Acquisition”), pursuant to, and in accordance with, the Acquisition Documents (as defined below), 100% of the issued and outstanding Equity Interests of each of the Companies (as defined below);

WHEREAS, in connection with the Acquisition, the Borrower intends to finance, in part, the cash consideration and any fees and expenses related to the Acquisition with the borrowings under the commitments hereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition” has the meaning specified in the recitals hereto.

“Acquisition Documents” means the Stock Purchase Agreement and the other Transaction Agreements (as defined in the Stock Purchase Agreement).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the specified Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Term Loan Agreement as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Percentage” means (a) with respect to any Three Year Tranche Lender at any time, the percentage (carried out to the ninth decimal place) of the Three Year Tranche represented by (i) on or prior to the Closing Date, such Three Year Tranche Lender’s Three Year Tranche Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Three Year Tranche Lender’s Three Year Tranche Loans at such time, (b) with respect to any Five Year Tranche Lender at any time, the percentage (carried out to the ninth decimal place) of the Five Year Tranche represented by (i) on or prior to the Closing Date, such Five Year Tranche Lender’s Five Year Tranche Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Five Year Tranche Lender’s Five Year Tranche Loans at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 2.07 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following basis points (b.p.) per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Applicable Margin for Eurodollar Rate Loans		Applicable Margin for Base Rate Loans
		Three Year Tranche	Five Year Tranche	Three Year Tranche	Five Year Tranche
1	≥ A / A2	75.0	75.0	0	0
2	Lower than level 1 but ≥ A- / A3	87.5	100.0	0	0
3	Lower than level 2 but ≥ BBB+ / Baa1	100.0	112.5	0	12.5
4	Lower than level 3 but ≥ BBB / Baa2	112.5	125.0	12.5	25.0
5	Lower than level 4 but ≥ BBB- / Baa3	137.5	150.0	37.5	50.0
6	< BBB- / Baa3	162.5	175.0	62.5	75.0

“Debt Rating” means, as of any date of determination, the rating as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one Pricing Level lower than the higher Debt Rating shall apply; provided, further, that if either Moody’s or S&P shall not have in effect an issued rating of the Borrower’s non-credit-enhanced, senior unsecured long-term debt, then such agency shall be deemed to have established a rating at Pricing Level 6.

Initially, the Applicable Rate shall be determined based upon the Debt Rating in effect on the Closing Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Appropriate Lender” means, at any time, with respect to any of the Three Year Tranche or the Five Year Tranche, a Lender that has a Commitment with respect to such Tranche or holds a Three Year Tranche Loan or a Five Year Tranche Loan, respectively, at such time

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Credit Suisse Securities (USA) LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 10.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Value” means, as to any particular Sale-Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined (a) in the case of any such transaction involving a Capitalized Lease, the amount on such date of the Capitalized Lease Obligation thereunder, or (b) in the case of any other such transaction, the then present value of the minimum rental obligation under such transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor), computed by discounting the respective rental or other payments at the actual interest factor included in such payment or, if such interest factor cannot be readily determined, at the rate of 9.75% per annum, compounded annually, or calculated in such other manner as may be required by GAAP in effect at the time. The amount of any rental or other payment required to be made under any such transaction not involving a Capitalized Lease may exclude amounts required to be paid by the lessee (or equivalent party) on account of maintenance, repairs, insurance, Taxes, assessments, utilities, operating and labor costs and similar charges. In the case of any such transaction not involving a Capitalized Lease which is terminable by the lessee (or equivalent party) upon payment of a penalty, such rental or other payment may include the amount of such penalty, in which case no rental or other payment shall be considered as required to be paid under such transaction subsequent to the first date on which it may be so terminated.

“Authorized Officer” means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 4.01(b)(iii) or any successor thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and (c) the Eurodollar Base Rate with a one month Interest Period plus 1%; provided that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a Three Year Tranche Borrowing or a Five Year Tranche Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurodollar market.

“Capitalized Leases” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangements which, in accordance with GAAP, would be classified as capitalized leases.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be re-characterized as a Capitalized Lease Obligation. For purposes of Section 7.03, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (a) the United States, (b) the United Kingdom, (c) Canada, (d) Switzerland or (e) any member nation of the European Union, having maturities of not more than two years from the date of acquisition thereof (provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof), (ii) time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, of any commercial bank that (a) is a Lender or (b) has combined capital and surplus in excess of $250,000,000 in the case of a U.S. bank and $100,000,000 (or the U.S. dollar equivalent at the date of determination) in the case of a non-U.S. bank (any such bank in the foregoing clauses (a) or (b) being an

“Approved Bank”), (iii) repurchase obligations for underlying securities of the types set forth in clauses (i), (ii) and (vi) of this definition entered into with any Approved Bank, (iv) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by a parent company thereof) or any commercial paper and variable or fixed rate notes issued by, or guaranteed by, an entity rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition, (v) commercial paper, variable or fixed rate notes and other marketable short-term money market and similar securities issued by an Approved Bank (or by a parent company thereof) or commercial paper, variable or fixed rate notes and other marketable short-term money market and similar securities issued by, or guaranteed by, an entity that has a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAAm by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency), (vi) securities issued by any state, commonwealth or territory of the United States, Canada, Switzerland, the United Kingdom, a member of the European Union or any political subdivision or taxing authority of any such state, member, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s or S&P, (vii) money market funds (or other investment funds) at least 90% of the assets of the kinds set forth in clauses (i) through (vi) of this definition, (viii) Euros or any national currency of any participating member state of the EMU, (ix) local currency held by any Borrower or any Subsidiary thereof from time to time in the ordinary course of business, (x) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided, that, the full faith and credit of such sovereign nation is pledged in support thereof) in which any Borrower or any Subsidiary thereof is organized or is conducting business having maturities of not more than one year from the date of acquisition, (xi) Sterling bills of exchange eligible for rediscount at the Bank of England (or their dematerialized equivalent), and (xii) investments of the type and maturity set forth in clauses (i) through (xi) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings set forth in such clauses.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 51% or more of the outstanding shares of voting stock of the Borrower after giving effect to certain provisions of the Borrower’s Certificate of Incorporation with respect to the conversion of non-voting stock to voting stock; provided, however, that acquisition by the Borrower’s pension plan or profit sharing plan of 51% or more of the outstanding shares of the Borrower’s voting stock shall not constitute a Change in Control; or (b) during any period of 12 consecutive months, a majority of the seats (other than vacant seats) on the board of directors of the Borrower cease to be occupied by individuals (i) who were members of the board of directors on the first day of such 12-month period, (ii) whose election or nomination to the board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors or (iii) whose election or nomination to the board of directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which all of the conditions precedent in Section 4.02 are satisfied (or waived in writing in accordance with Section 10.01) and the Loans are made to the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Commitment” means a Three Year Tranche Commitment or a Five Year Tranche Commitment, as the context may require.

“Commitment Letter” means that certain commitment letter, dated as of July 21, 2017, among the Borrower, the Arrangers, Bank of America, and Credit Suisse AG, Cayman Islands Branch.

“Companies” means each of (i) Tiger’s Milk LLC, a Delaware limited liability company, (ii) The French’s Food Company LLC, a Delaware limited liability company, (iii) The French’s Food Company, Inc., a Canadian corporation, and (iv) The R.T. French’s Food Company Limited, a private limited company incorporated in England and Wales.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining such Net Income, the sum of (i)

Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in Net Income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance, (x) to the extent not included in Net Income, payments received from business interruption insurance or product recalls and (xi) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement (provided that any cash payment made with respect to any such non-cash cost or non-cash expense shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), minus (b) without duplication and to the extent included in determining Net Income, the sum of (i) any extraordinary, unusual or non-recurring gains for such period and (ii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means the ratio of (i) consolidated total debt (consisting of indebtedness for borrowed money and Capitalized Lease Obligations), minus Unrestricted cash, Cash Equivalents and marketable securities in excess of $75,000,000, as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are internally available.

“Consolidated Net Tangible Assets” means all assets of the Borrower and its Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP minus goodwill and other intangible assets appearing on such balance sheet other than prepaid allowances.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Suisse” means Credit Suisse Securities (USA) LLC, Credit Suisse AG (acting through such of its branches or Affiliates as it may designate) and their respective Affiliates.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or condition, occurrence or event which, after notice, lapse of time or both, would constitute an Event of Default.

“Default Rate” means (a) for any overdue principal, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to such Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2% per annum, (b) for any overdue amount (other than principal of any Loan) in respect of a Three Year Tranche Loan or owing to a Lender that does not have a Five Year Tranche Loan outstanding or a Five Year Tranche Commitment, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Three Year Tranche plus (iii) 2% per annum and (c) for any overdue amount (other than principal of any Loan) in respect of a Five Year Tranche Loan or owing to a Lender that does have a Five Year Tranche Loan outstanding or a Five Year Tranche Commitment, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Five Year Tranche plus (iii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans, within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower, as applicable), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) other than via an Undisclosed Administration, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” means any country or territory, or the government of such country or territory, in each case to the extent dealings with such country or territory (or the government of such country or territory) are broadly restricted, prohibited, or made sanctionable under any Sanctions.

“Disqualified Lenders” means, collectively, those Persons that are (i) competitors of the Borrower or any of its Subsidiaries or the Companies (other than any bona fide debt fund), identified in writing by the Borrower to the Administrative Agent from time to time, but which designation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Commitments, Loans or participations), (ii) such other Persons identified in writing by the Borrowers to the Administrative Agent prior to the date hereof and (iii) Affiliates of the persons identified pursuant to clauses (i) or (ii) that are either clearly identifiable by name or identified in writing by the Borrower to the Administrative Agent (other than Affiliates that are bona fide debt funds). Upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

“Dollar” and “$” mean lawful currency of the United States.

“EBIT” means, for any period, the sum of the amounts for such period of (a) Net Income (excluding any one-time non-recurring charges), (b) Interest Expense and (c) charges for federal, state, local and foreign taxes based on income, profits, revenue or capital, including franchise, excise, value added, and similar taxes and foreign withholding taxes accrued or (without duplication of any such taxes included when accrued) paid during such period, including any penalties and interest related to such taxes or arising from any tax examinations, of the Borrower and its Subsidiaries on a consolidated basis, all determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided, however, that no Disqualified Lender shall constitute an Eligible Assignee.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility of the Borrower or any Subsidiary for violation of any Environmental Law or for release or injury to the environment.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders issued to the Borrower or any Subsidiary) relating to the protection of public health and safety from adverse impacts of Hazardous Materials in the environment.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that references to “Equity Interests” in Section 7.04 shall not include Equity Interests of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the rules and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurodollar Base Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurocurrency Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other nationally recognized, commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day, provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (iii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of July 21, 2017, among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on November 30; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2017 Fiscal Year”) refer to the Fiscal Year ending on the November 30 occurring during such calendar year.

“Five Year Tranche” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Five Year Tranche Commitments at such time and (b) thereafter, the aggregate principal amount of the Five Year Tranche Loans of all Five Year Tranche Lenders outstanding at such time.

“Five Year Tranche Borrowing” means a borrowing consisting of simultaneous Five Year Tranche Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Five Year Tranche Lenders pursuant to Section 2.01(b).

“Five Year Tranche Commitment” means, as to each Five Year Tranche Lender, its obligation to make Five Year Tranche Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Five Year Tranche Lender’s name on Schedule 2.01 under the caption “Five Year Tranche Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Five Year Tranche Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Five Year Tranche Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Five Year Tranche Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Five Year Tranche Loans at such time.

“Five Year Tranche Loan” has the meaning specified in Section 2.01(b).

“Five Year Tranche Note” means a promissory note made by the Borrower in favor of a Five Year Tranche Lender evidencing Five Year Tranche Loans made by such Five Year Tranche Lender, substantially in the form of Exhibit C-2.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States, and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a financial officer. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended;

(c) any petroleum product; or

(d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders issued to the Borrower or any Subsidiary) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.05 or Section 7.06 (if applicable).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) current accounts payable incurred in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (other than documentary trade letters of credit) and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) Receivables Facility Attributable Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing provisions of this definition, Indebtedness shall not include obligations in respect of leases, whether resulting from Sale-Leaseback Transaction or otherwise, that under GAAP as in effect on the date of this Agreement would be accounted for as non-capital leases.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Interest Expense” means, for any period, all as determined in accordance with GAAP, total interest expense, whether paid or accrued (without duplication) (including the interest component of Capitalized Lease Obligations), of the Borrower and its Subsidiaries on a consolidated basis, including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, amortization of discount, interest paid in property other than cash or any other interest expense not payable in cash, minus interest income of the Borrower and the Subsidiaries earned during such period.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date applicable to such Loan.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and publicly available administrative or judicial precedents or authorities, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereto, and includes a Three Year Tranche Lender or a Five Year Tranche Lender, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.

“Lien” means, with respect to any asset, any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in such asset to secure payment of a debt or performance of an obligation or other priority or preferential arrangement in the nature of security interest of any kind whatsoever; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Litigation” has the meaning specified in Section 5.07.

“Loan” means a Three Year Tranche Loan or a Five Year Tranche Loan, as the context may require.

“Loan Documents” means this Agreement, each Note and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower, its Subsidiaries and the Companies, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, operations or business of the Borrower and its Subsidiaries taken as a whole or (b) the Borrower’s ability to perform and comply with its monetary obligations under this Agreement, any Note and each other Loan Document.

“Maturity Date” means (a) for the Three Year Tranche, the third anniversary of the Closing Date and (b) for the Five Year Tranche, the fifth anniversary of the Closing Date, provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Income” means, for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Note” means a Three Year Tranche Note or a Five Year Tranche Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under or in connection with any Loan Document or Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organic Document” means, (a) relative to the Borrower, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock and (b) relative to any Subsidiary, its applicable corporate, partnership, joint venture or limited liability company organizational and governing documents and all arrangements applicable to any of its equity, ownership or membership interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.17.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer under Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Liens” has the meaning specified in Section 7.03(b).

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, firm, business association, trust, unincorporated organization, bank, joint venture, government, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Platform” has the meaning specified in Section 6.01.

“Principal Subsidiary” means a Subsidiary (a) whose total assets or net sales (each such amount expressed on a consolidated basis in the case of a Subsidiary which itself has Subsidiaries) represent, respectively, not less than 10% of either the consolidated total assets or consolidated net sales of the Borrower and its Subsidiaries, all as calculated annually by reference to the immediately preceding Fiscal Year-end financial data (consolidated or unconsolidated, as the case may be) of such Subsidiary and the then latest Fiscal Year-end audited consolidated financial statements of the Borrower, or (b) to which is transferred all or substantially all of the assets or undertakings of a Principal Subsidiary. A certificate by an Authorized Officer of the Borrower as to whether a Subsidiary is or is not or was or was not a Principal Subsidiary at a specified date shall, in the absence of manifest error, be conclusive and binding.

“Public Lender” has the meaning specified in Section 6.01.

“Receivables Facility” means any securitization facility pursuant to which the Borrower or any Subsidiary transfers accounts receivable or interests therein, directly or indirectly, to (x) a trust, partnership, corporation, limited liability company or other entity or (y) one or more investors or other purchasers, in each case which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein.

“Receivables Facility Attributable Indebtedness” means the amount of obligations outstanding under any Receivables Facility. The “amount” or “principal amount” of Receivables Facility Attributable Indebtedness under any such Receivables Facility shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities of such securitization facility or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such securitization facility, net of any such accounts receivable or interests therein that have been written off as uncollectible.

“Recipient” means the Administrative Agent or any Lender hereunder, as applicable.

“Reference Period” has the meaning specified in Section 1.04(a).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, representatives, members, successors, assigns and controlling persons of such Person and of such Person’s Affiliates.

“Release” means a “release,” as such term is defined in CERCLA.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or , if the Commitment of each Lender to make Loans has been terminated pursuant to Section 2.07 or Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

“Responsible Officer” means the chief executive officer, the chief operating officer, the president, the chief financial officer, the controller or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.

“Restricted” means, when referring to cash, Cash Equivalents or marketable securities of the Borrower, that such cash, Cash Equivalents or marketable securities are listed (or are otherwise required to be listed) as “restricted” on the consolidated balance sheet of the Borrower.

“S&P” means S&P Global Ratings and any successor thereto.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower, directly or indirectly, of any real or tangible personal property, as part of the same transaction or series of related transactions, which such property has been or is to be sold or transferred by the Borrower to an unrelated third-party in contemplation of such leasing (other than any such arrangement having a term, including renewals, not exceeding three years).

“Sanction(s)” means any economic or financial sanction administered or enforced by (a) the United States government (including those administered by OFAC) or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury, including, without limitation (i) the U.S. International Emergency Economic Powers Act; (ii) the U.S. Trading with the Enemy Act; (iii) the U.S. United Nations Participation Act; (iv) the U.S. Syria Accountability and Lebanese Sovereignty Act; (v) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; and (vi) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012.

“Securities Act” means the Securities Act of 1933, as amended.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Representations” means the representations and warranties set forth in Section 5.01(a), Sections 5.01(b) and 5.02(a) (as such representations and warranties set forth in Sections

5.01(b) and 5.02(a) relate to the entering into and performance of the Loan Documents), Section 5.02(b)(i) (limited to the execution and delivery of the Loan Documents by the Borrower and performance by the Borrower under the Loan Documents and the incurrence of indebtedness thereunder), Section 5.03(b), Section 5.04, Section 5.13, Section 5.16, Section 5.17 and Section 5.18.

“Stock Purchase Agreement” has the meaning specified in the recitals hereto.

“Stock Purchase Agreement Representations” means the representations and warranties made by or on behalf of the Companies in the Stock Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right to terminate its (or such Affiliates’) obligations under the Stock Purchase Agreement after giving effect to the cure period set forth in Section 10.01(a)(iv) of the Stock Purchase Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations in the Stock Purchase Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or other governing body of such entity (irrespective of whether at the time securities or interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time, directly or indirectly, beneficially owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means January 22, 2018 (or, to the extent the End Date (as defined in the Stock Purchase Agreement as in effect on July 18, 2017) is extended pursuant to the second proviso of Section 10.01(a)(ii) of the Stock Purchase Agreement, April 20, 2018) (or such earlier date on which the Stock Purchase Agreement is terminated in accordance with its terms).

“Three Year Tranche” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Three Year Tranche Commitments at such time and (b) thereafter, the aggregate principal amount of the Three Year Tranche Loans of all Three Year Tranche Lenders outstanding at such time.

“Three Year Tranche Borrowing” means a borrowing consisting of simultaneous Three Year Tranche Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Three Year Tranche Lenders pursuant to Section 2.01(a).

“Three Year Tranche Commitment” means, as to each Three Year Tranche Lender, its obligation to make Three Year Tranche Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Three Year Tranche Lender’s name on Schedule 2.01 under the caption “Three Year Tranche Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Three Year Tranche Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Three Year Tranche Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Three Year Tranche Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Three Year Tranche Loans at such time.

“Three Year Tranche Loan” has the meaning specified in Section 2.01(a).

“Three Year Tranche Note” means a promissory note made by the Borrower in favor of a Three Year Tranche Lender evidencing Three Year Tranche Loans made by such Three Year Tranche Lender, substantially in the form of Exhibit C-1.

“Ticking Fee” has the meaning specified in Section 2.10(a).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche” means the Three Year Tranche or the Five Year Tranche, as the context may require.

“Transactions” means, collectively, (a) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (b) the execution and delivery of the Loan Documents and performance by the Borrower of the Loan Documents and the funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement and the other Loan Documents, (c) the consummation of any other transactions contemplated by any of the foregoing, and (d) the payment of fees, costs and expenses in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Undisclosed Administration” means, in relation to a Lender or any person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a Governmental Authority, supervisory authority or regulator under or based on the law in the country where such Lender or controlling person is subject to home jurisdiction supervision if applicable law requires that such appointment not be disclosed and such appointment has not been disclosed; provided that in any such case, such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“United States” and “U.S.” each means the United States of America.

“Unrestricted” means, when referring to cash, Cash Equivalents or marketable securities of the Borrower, that such cash, Cash Equivalents or marketable securities are not Restricted.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means a certificate in substantially the form of Exhibit F-1, Exhibit F-2, Exhibit F-3 or Exhibit F-4, as applicable.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(l) of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document (including any Organic Document) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) all references to “knowledge” or “awareness” of any of the Borrower or any Subsidiary thereof means the knowledge of an Authorized Officer of the Borrower or such Subsidiary, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.01, except as otherwise specifically prescribed herein.

1.04 Pro forma Calculations.

(a) For the purposes of calculating Consolidated EBITDA, EBIT and Consolidated Net Tangible Assets for any period of four consecutive Fiscal Quarters (each, a “Reference Period”), if at any time during such Reference Period the Borrower or any Subsidiary of the Borrower shall have made any disposition, acquisition, merger, consolidation or investment, Consolidated EBITDA, EBIT and Consolidated Net Tangible Assets for such Reference Period shall be calculated after giving pro forma effect thereto (in the manner described in this Section 1.04).

(b) All pro forma computations required to be made hereunder giving effect to any disposition, acquisition, merger consolidation or investment shall be calculated after giving pro forma effect thereto (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent fiscal quarter of the Borrower for which financial statements are internally available, and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of, any related incurrence or reduction of Indebtedness and, in the case of any acquisition, merger, consolidation or investment without duplication, any related cost savings, operating expense reductions and synergies when realized and subject to reasonable detail which (i) are calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (ii) are implemented and that are factually supportable and quantifiable and expected to have a continuing impact, as if, in the case of each of clauses (i) and (ii), all such cost savings, operating expense reductions and synergies had been effected as of the beginning of such period (and for the avoidance of doubt, such cost savings, operating expense reductions and synergies shall be net of any recurring incremental expenses incurred or to be incurred during such period in order to achieve such cost savings, operating expense reductions and synergies); provided that in no event shall the Borrower be required to give pro forma effect to (x) the acquisition of Enrico Giotti SpA, or (y) any transaction for which pro forma financial information is not required by Regulation S-X of the Securities Act.

(c) For the purposes of giving pro forma effect to the Acquisition of the Companies, Consolidated EBITDA for the Companies shall be for the most recently completed four fiscal quarters of the Companies prior to the Closing Date for which financial statements are internally available, and Consolidated EBITDA for the Borrower shall be for the most recently ended Reference Period prior to the Closing Date for the Borrower.

(d) Notwithstanding anything to the contrary in this Section 1.04, any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(e) Except as otherwise specifically provided herein, all computations of Consolidated EBITDA, EBIT and Consolidated Net Tangible Assets and the financial ratios and other financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) and all computations and all definitions (including accounting terms) used in determining compliance with Sections 7.05 and 7.06 (if applicable) shall be calculated, in each case, with respect to the Borrower and the Subsidiaries on a consolidated basis.

1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

2.01 Loans. (a) The Three Year Tranche Borrowing. Subject to the terms and conditions set forth herein, each Three Year Tranche Lender severally agrees to make loans (each such loan, a “Three Year Tranche Loan”) to the Borrower in Dollars on the Closing Date in an aggregate principal amount not to exceed the amount of such Three Year Tranche Lender’s Three Year Tranche Commitment. The Three Year Tranche Borrowing shall consist of Three Year Tranche Loans made simultaneously by the Three Year Tranche Lenders in accordance with their respective Applicable Percentage of the Three Year Tranche. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Three Year Tranche Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Five Year Tranche Borrowing. Subject to the terms and conditions set forth herein, each Five Year Tranche Lender severally agrees to make loans (each such loan, a “Five Year Tranche Loan”) to the Borrower in Dollars on the Closing Date in an aggregate principal amount not to exceed the amount of such Five Year Tranche Lender’s Five Year Tranche Commitment. The Five Year Tranche Borrowing shall consist of Five Year Tranche Loans made simultaneously by the Five Year Tranche Lenders in accordance with their respective Applicable Percentage of the Five Year Tranche. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Five Year Tranche Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice; provided, further, that notwithstanding the foregoing and subject to Section 3.05, such notice may be conditioned upon the occurrence of the consummation of the Acquisition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of Borrowing) if such condition is not satisfied (it being understood and agreed that, in the event that such notice shall not have been revoked, this proviso shall be exclusively for the benefit of the Administrative Agent and the Lenders and shall not, with respect to any other Person other than the Administrative Agent and the Lenders, limit, restrict or prejudice any rights or remedies of the Lenders or the Administrative Agent). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days (or, in the case of any Eurodollar Borrowing to be made on the Closing Date, two Business Days) prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Loan Notice shall specify (i) whether the Borrower is requesting a Three Year Tranche Borrowing, a Five Year Tranche Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued; provided that the principal amount of Loans to be borrowed, converted or continued shall be in a minimum aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default without the consent of the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of Eurodollar Rate Loans.

2.03 Reserved.

2.04 Reserved.

2.05 Reserved.

2.06 Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (ii) on the date of prepayment of Base Rate Loans; and (b) any prepayment shall be in a principal amount of no less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Tranche). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, subject to Section 3.05, such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by such Borrower (by notice to the Administrative

Agent on or prior to the specified date of prepayment) if such condition is not satisfied and, in the case of such revocation, such Borrower shall not be required to make such prepayment and such prepayment amount shall cease to be due and payable. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment shall be applied to Three Year Tranche Loans and/or Five Year Tranche Loans as the Borrower shall direct. Each prepayment of any Five Year Tranche Loans shall be applied to reduce the subsequent scheduled repayments of the Five Year Tranche Loans to be made pursuant to Section 2.08(b) in the manner directed by the Borrower or, in the absence of such direction, in direct order of maturity.

2.07 Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate the Commitments of any Tranche, or from time to time permanently reduce the Commitments of any Tranche; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the date of such termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Appropriate Lenders of any such notice of termination or reduction of the Aggregate Commitments and each Lender’s Applicable Percentage of such Commitment termination or reduction.

(b) Unless previously terminated, the Commitment of each Lender shall automatically terminate in full on the earlier of (i) 5:00 p.m., New York City time on the Termination Date, and (ii) 11:59 p.m., New York City time on the Closing Date (after giving effect to the Borrowings on such date).

(c) Any reduction of the Commitments of any Tranche shall be applied to the Commitment of each Appropriate Lender ratably (based on such Lender’s Applicable Percentage in respect of the relevant Tranche). All fees accrued until the effective date of any termination of any portion of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Repayment of Loans; Amortization.

(a) Three Year Tranche. The Borrower shall repay to the Three Year Tranche Lenders on the Maturity Date for the Three Year Tranche the aggregate principal amount of Three Year Tranche Loans outstanding on such date.

(b) Five Year Tranche. The Borrower shall repay to the Five Year Tranche Lenders, the aggregate principal amount of all Five Year Tranche Loans outstanding on the last Business Day of each February, May, August and November (commencing on the first such date to occur more than three months after the Closing Date) in an amount equal to 2.5% of the aggregate principal amount of the Five Year Tranche Loans made on the Closing Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06); provided, however, that the final principal repayment installment of the Five Year Tranche Loans shall be repaid on the Maturity Date for the Five Year Tranche and in any event shall be in an amount equal to the aggregate principal amount of all Five Year Tranche Loans outstanding on such date.

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Tranche; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Tranche.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees.

(a) Ticking Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”) that will accrue at a per annum rate equal to 0.125% of the aggregate amount of the unfunded Commitments (as determined on a daily basis) during the period from and including the Effective Date to but excluding the Closing Date or earlier termination in full or expiration in full of such Commitments. Such Ticking Fee shall be payable to the Administrative Agent on the earlier of (i) the termination in full or expiration in full of the Commitments and (ii) the Closing Date.

(b) Other Fees. The Borrower shall pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Administrative Agent fees in the amounts and at the times specified in the Fee Letter, which fees shall be for the respective accounts of such parties as specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent agreed in writing.

2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.13 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of, and without condition or deduction for, any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15 Reserved.

2.16 Reserved.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fees payable under Section 2.10(b) for any period in which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(ii)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.

(ii) If the Borrower or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) The Borrower shall indemnify each Recipient and shall make payment in respect thereof, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(c) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Sections 3.01(e)(ii)(A), (ii)(B) and (iii) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)	executed copies of IRS Form W-8ECI;

(III)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a U.S. Tax Compliance Certificate in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by executed copies of the underlying IRS Forms W-8ECI, IRS Forms W-8BEN-E (or W-8BEN, as applicable) and IRS Forms W-8IMY, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, an executed copy of IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or, if required, originals) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent, as applicable, to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent or such Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent or such Lender, as applicable, would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such

Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) (i) deposits in Dollars are not being offered to banks in the interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period, or (b) the Eurodollar Base Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon instruction from the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. Each Lender agrees to notify the Administrative Agent in writing promptly upon becoming aware that the circumstances giving rise to any determination described in clause (a) or (b) above no longer exist.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate, other than as set forth below);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay on demand to such Lender such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable and customary detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the reemployment of funds obtained by it to maintain such Loan. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Initial Effectiveness. The Lenders’ Commitments shall become effective hereunder on and as of the first date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in writing in accordance with Section 10.01):

(a) Loan Documents. This Agreement and any Notes (to the extent requested by any Lender in accordance with Section 2.12) shall have been executed by the Borrower and delivered to the Administrative Agent (or counsel to the Administrative Agent), each of which may be delivered by facsimile or other electronic transmission (including “pdf” and “tif”), followed promptly after the Effective Date by originals, it being understood and agreed that the delivery of any originals shall not be a condition precedent to the Effective Date;

(b) Closing Deliverables. The Administrative Agent (or counsel to the Administrative Agent) shall have received a certificate of a Responsible Officer, Secretary or Assistant Secretary of the Borrower, dated the Effective Date and certifying:

(i) that attached thereto is a true, correct and complete copy of (A) the certificate of incorporation of the Borrower as in effect on the Effective Date certified as of a recent date by the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation, and (B) the bylaws of the Borrower as in effect on the Effective Date, in each case with a certification that such Organic Document has not been modified, rescinded or amended and is in full force and effect as of the Effective Date;

(ii) that attached thereto is a true, correct and complete copy of the resolutions of the board of directors of the Borrower authorizing (A) the execution, delivery and performance of the Loan Documents and any other document delivered in connection therewith and the Transactions and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (B) an authorized Person or Persons to sign such Loan Documents and any documents to be delivered by the Borrower pursuant thereto;

(iii) as to the incumbency and specimen signature of each of the officers of the Borrower authorized to execute and deliver, as applicable, the Loan Documents and all other documents contemplated thereby to be delivered by it hereunder together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer, Secretary or Assistant Secretary executing the certificate pursuant to this Section 4.01(b)(iii); and

(iv) that attached thereto is a true, correct and complete copy of a good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date.

(c) Know Your Customer and Other Required Information. The Administrative Agent shall have received, no later than three (3) Business Days prior to the Effective Date, all documentation and other information about the Borrower that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act to the extent reasonably requested in writing by the Administrative Agent and the Arrangers at least ten (10) Business Days prior to the Effective Date.

(d) Payment of Fees. The Arrangers and the Lenders shall have received (or shall simultaneously receive) all fees and, to the extent invoiced at least three Business Days prior to the Effective Date, expenses and other amounts required to be paid on or prior to the Effective Date pursuant to the Commitment Letter and the Fee Letter.

4.02 Closing Date. The obligations of each Lender to make Loans on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in writing in accordance with Section 10.01):

(a) Effective Date. The Effective Date shall have occurred or shall occur substantially simultaneously with the Closing Date.

(b) Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements of this Agreement.

(c) The Acquisition. The Acquisition shall be consummated simultaneously or substantially simultaneously with the Borrowing on the Closing Date, in all material respects in accordance with the terms of the Stock Purchase Agreement; provided, however, that the Stock Purchase Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is material and adverse to the Arrangers or any of their Affiliates who are Lenders without a prior written request for such amendment, modification, consent or waiver delivered to counsel for the Arrangers and the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided, that the Arrangers shall be deemed to have consented to such written request for waiver, amendment, modification or consent unless they shall object thereto within five (5) Business Days after receipt by counsel for the Arrangers of such written request for such waiver, amendment, modification or consent); provided, that any amendment or modification to, or waiver or consent under, the definition of “Material Adverse Effect” in the Stock Purchase Agreement shall be deemed to be materially adverse to the Arrangers and any of their Affiliates who are Lenders; provided, further, that changes in the purchase price shall not be deemed to be materially adverse to the Arrangers or any of their Affiliates who are Lenders and shall not require the consent of the Arrangers if such purchase price changes do not exceed $420,000,000 in aggregate.

(d) [Reserved].

(e) Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit B executed by the Chief Financial Officer of the Borrower.

(f) No Material Adverse Effect. Except as set forth in Section 3.09(b) of the Sellers Disclosure Schedule (as defined in the Stock Purchase Agreement) (or any other Section thereof applicable pursuant to the rules of construction set forth in Section 11.02 of the Stock Purchase Agreement), since the date of the Stock Purchase Agreement there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Stock Purchase Agreement).

(g) Payment of Fees. The Arrangers and the Lenders shall have received (or shall simultaneously receive) all fees and, to the extent invoiced at least three Business Days prior to the Closing Date, expenses and other amounts required to be paid pursuant to the Commitment Letter and the Fee Letter.

(h) Legal Opinions. The Arrangers shall have received customary legal opinions of (i) DLA Piper LLP (US), Maryland counsel to the Borrower, and (ii) Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Borrower, and, in each case, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(i) Representations and Warranties.

(i) The Stock Purchase Agreement Representations shall be true and correct in all respects as of the Closing Date, but only to the extent that the Borrower (or any of its Affiliates) has the right to terminate its (or such Affiliates’) obligations under the Stock Purchase Agreement after giving effect to the cure period set forth in Section 10.01(a)(iv) of the Stock Purchase Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such Stock Purchase Agreement Representations; and

(ii) The Specified Representations shall be true and correct in all material respects as of the Closing Date, except in the case of any Specified Representation which expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

(j) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer or Vice President, General Counsel and Secretary on behalf of the Borrower, dated as of the Closing Date, certifying as to compliance with the conditions set forth in clauses (i) and (ii) of Section 4.02(i) and Section 4.02(f).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date or Closing Date, as the case may be, specifying its objection thereto (it being understood and agreed that this paragraph shall be exclusively for the benefit of the Administrative Agent and shall not, with respect to any other Person other than the Administrative Agent, limit, restrict or prejudice any rights or remedies of the Lenders or the Administrative Agent). For the avoidance of doubt, the availability of Commitments and funding on the Closing Date shall be subject solely to the satisfaction or waiver of the conditions specified in this Article IV by the Arrangers. The Administrative Agent shall promptly notify in writing the Borrower and the Lenders of the occurrence of the Effective Date and the Closing Date, and each such notice shall be conclusive and binding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender on the Closing Date that:

5.01 Organization, etc.

(a) The Borrower and each of its Principal Subsidiaries is a corporation, partnership or limited liability company duly organized or formed, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect,

(b) The Borrower and each of its Principal Subsidiaries has full power and authority and holds all material requisite governmental licenses, permits and other approvals to (i) enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and (ii) to own or hold under lease its property and to conduct its business substantially as currently conducted by it except, with respect to this clause (b), where the failure to have or hold such items would not reasonably be expected to have a Material Adverse Effect.

5.02 Due Authorization, Non-Contravention, etc.

(a) The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

(b) The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it do not:

(i) contravene the Borrower’s Organic Documents;

(ii) contravene any contractual restriction, law or governmental regulation or court decree or order, in each case binding on or affecting the Borrower and its Subsidiaries; or

(iii) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties.

5.03 Government Approval Regulation, etc.

(a) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document executed or to be executed by the Borrower. The Borrower may, however, be required to file this Agreement with the Securities and Exchange Commission pursuant to applicable securities laws and regulations.

(b) The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

5.04 Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, subject to the effect of bankruptcy insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity.

5.05 Financial Information. The consolidated balance sheets of the Borrower and its Subsidiaries as at November 30, 2016, and the related consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended.

5.06 No Material Adverse Change. Since the date of the financial statements described in Section 5.05 there has been no Material Adverse Change.

5.07 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, that, if determined adversely, (a) would be reasonably expected to result in a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, or (b) except (x) as disclosed in Schedule 5.07 (“Litigation”) or (y) as specifically disclosed in any Securities and Exchange Commission documents filed or furnished and publicly available on or before the date hereof, would be reasonably expected to result in a Material Adverse Effect.

5.08 Subsidiaries. After giving effect to the Transactions, the Borrower has no Subsidiaries, except those Subsidiaries:

(i) which are identified in Schedule 5.08; or

(ii) which are dormant or otherwise not material to the business of the Borrower and its Subsidiaries taken as a whole; or

(iii) which are hereafter acquired or formed.

It is understood that Subsidiaries may merge, consolidate, liquidate and sell assets as permitted pursuant to Section 7.04.

5.09 Ownership of Properties. The Borrower and each of its Principal Subsidiaries has good and marketable title to all of its tangible properties and assets, real and personal, of any nature whatsoever, free and clear of all Liens, charges or claims except as permitted pursuant to Section 7.03 or Liens, charges or claims that would not be reasonably expected to have a Material Adverse Effect; and the Borrower has duly registered in the U.S. all trademarks required for the conduct of its business in the U.S., other than those as to which the lack of protection, or failure to register, would not be reasonably expected to have a Material Adverse Effect.

5.10 Taxes. The Borrower and each of its Principal Subsidiaries has filed all federal and all other material income tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.11 Pension Plans. No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Warranties. Except as set forth in Schedule 5.12 (“Environmental Matters”):

(a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries are owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws, except for such non-compliance which, singly or in the aggregate, would not be reasonably expected to have a Material Adverse Effect;

(b) there have been no past unresolved, and there are no pending or threatened (in writing)

(i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

(ii) complaints, written notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law, which violation or potential liability singly or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(c) to the Borrower’s knowledge, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or would reasonably be expected to have a Material Adverse Effect;

(d) the Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses, except for such permits, approvals, licenses and other authorizations which, if not obtained by the Borrower, or as to which the Borrower is not in compliance (in each case singly or in the aggregate), would not reasonably be expected to have a Material Adverse Effect;

(e) no property now or, to the Borrower’s knowledge, previously owned or leased by the Borrower or any of its Subsidiaries is listed on (i) the CERCLIS or on any similar state list of sites requiring investigation or clean-up or (ii) the National Priorities List pursuant to CERCLA; other than properties as to which any such listing would not reasonably be expected to have a Material Adverse Effect;

(f) to the Borrower’s knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect;

(g) to the Borrower’s knowledge, neither the Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or, with the knowledge of the Borrower, proposed for listing, on the National Priorities List pursuant to CERCLA or which is the subject of federal, state or local enforcement actions or other investigations which will lead to claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, which would reasonably be expected to have a Material Adverse Effect; and

(h) to the Borrower’s knowledge, there are no polychlorinated biphenyls or friable asbestos present at any property owned or leased by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect.

5.13 Regulations U and X. No proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, FRB Regulation U or X. The Borrower is not engaged, principally or as one of its material activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and not more than 25% of the consolidated assets of the Borrower and its Subsidiaries consists of margin stock. Terms for which meanings are provided in FRB Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

5.14 Accuracy of Information. All written information and written data (other than any projected financial information or information of a general economic or industry nature) furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection herewith (and, to the Borrower’s knowledge as to the Companies or their operations or assets), as and when furnished and taken as a whole with all other information made available (taken in combination with the information contained in the Borrower’s filings with the Securities and Exchange Commission) and after giving effect to all supplements and updates provided thereto, does not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein (taken as a whole) not materially misleading, in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Borrower represents only that such projections, when taken as a whole, were prepared or will be prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that (i) such projections are as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurances can be given that any particular projections will be realized, and that actual results may differ significantly from the projected results and such differences may be material and (iv) the Borrower makes no representation that the projected financial information will in fact be realized).

5.15 Compliance with Law; Absence of Default.

(a) The Borrower and its Principal Subsidiaries are in compliance with (i) all Applicable Laws applicable to it or its property except where the noncompliance with which would not reasonably be expected to have a Material Adverse Effect and (ii) their respective Organic Documents.

(b) No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or (ii) a default by the Borrower or one of its Principal Subsidiaries under any other indenture, agreement or other instrument, in each case that is material and to which the Borrower or such Principal Subsidiary is a party or by which the Borrower or such Subsidiary or any of their respective properties may be bound, which would have a Material Adverse Effect.

5.16 Sanctions. No proceeds of any Loans will be used, directly or indirectly, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is a person or entity with whom dealings are restricted or prohibited by, or are sanctionable under Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise, of Sanctions.

5.17 Anti-Corruption Laws. No proceeds of any Loans will be used (a) in violation by the Borrower or its Subsidiaries of the USA PATRIOT Act, the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010 or (b) in material violation of any other similar anti-corruption legislation in other jurisdictions.

5.18 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions:

(a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d) the Borrower and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

For purposes of this Section 5.18, in computing the amount of the contingent liabilities of the Borrower and its Subsidiaries as of the Closing Date, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

5.19 ERISA. The Borrower is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid, unless the Required Lenders waive compliance in writing in accordance with Section 10.01:

6.01 Financial Information Reports, Notices, etc. Subject to the last paragraph of Section 10.07, the Borrower will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 10 Business Days following the required submission date of the Borrower’s Form 10-Q to the Securities Exchange Commission at the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorized Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such Fiscal Quarter, subject to normal year-end audit adjustments and the absence of certain footnotes;

(b) as soon as available and in any event within 10 Business Days following the required submission date of the Borrower’s Form 10-K after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) by Ernst & Young, LLP or other independent public accountants of recognized national standing, to the effect that the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate executed by the Treasurer or an Authorized Officer of the Borrower showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Sections 7.05 and 7.06 (if applicable) and certifying as to whether any Default has occurred and, if a Default has occurred, describing such Default and the steps, if any, being taken to cure it (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d) as soon as possible and in any event within three Business Days upon any officer or director of the Borrower becoming aware of the occurrence of any Default, a statement of the Treasurer or the chief financial or any Authorized Officer of the Borrower setting forth details of such Default and the actions which the Borrower has taken or proposes to take with respect thereto;

(e) as soon as possible and in any event within ten Business Days after the occurrence of any adverse development in any litigation or proceeding affecting the Borrower or any of its Principal Subsidiaries, which, if adversely determined, would result in a Material Adverse Effect, notice thereof;

(f) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements (other than on Form S-8 or any successor form) which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g) such other non-confidential information with respect to the financial condition or operations of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; provided that (i) in no event shall the Borrower be required to disclose any information if doing so would be reasonably likely to result in a violation of Regulation FD and (ii) if in the Borrower’s reasonably judgment, the disclosure of any requested information would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege, the Borrower shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall endeavor in good faith otherwise to disclose information responsive to such request in a manner that will protect such privilege.

Documents required to be delivered pursuant to this Section 6.01 (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower website on the Internet at http://www.mccormick.com (or such other website address as may be updated from time to time and provided to the Administrative Agent in writing) or (ii) such documents are posted on the Securities Exchange Commission’s website at www.sec.gov. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”), which may (but shall not be obligated to) be made available by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02 Compliance with Laws, etc. The Borrower will, and will cause each of its Principal Subsidiaries to, comply in all respects with all Applicable Laws (including, without limitation, ERISA), except where such non-compliance would not reasonably be expected to have a Material Adverse Effect, such compliance to include (without limitation):

(a) preserve, renew and maintain in full force and effect the (x) legal existence of the Borrower and each of the Principal Subsidiaries and (y) to the extent the concept is applicable in such jurisdiction, the good standing of the Borrower, in each case under the Applicable Laws of the jurisdiction of such Person’s organization and each jurisdiction where such Person’s conduct of business requires qualification or good standing (except any Subsidiary may merge, consolidate or liquidate as permitted pursuant to Section 7.04), and

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.03 Maintenance of Properties. The Borrower will, and will cause each of its Principal Subsidiaries to, maintain, preserve, protect and keep its properties that are material and used or useful in the conduct of its business in good repair, working order and condition (with ordinary wear and tear and any casualty or condemnation excepted), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.04 Insurance. The Borrower will, and will cause each of its Principal Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties material to the business of the Borrower and its Principal Subsidiaries against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and owning similar properties in the same general areas in which the Borrower or such Principal Subsidiary operates, provided, that the Borrower and its Subsidiaries may self-insure to the extent customary for similarly situated corporations engaged in the same or similar business.

6.05 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect in all material respects all of its business affairs and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit all of its offices, to discuss its non-confidential financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the Lenders, photocopy extracts from) any of its non-confidential books or other corporate records; provided that the Administrative Agent, any Lender or such representatives (i) shall use commercially reasonable efforts to avoid interruption of the normal business operations of the Borrower and its Subsidiaries and (ii) unless an Event of Default shall have occurred and be continuing, may exercise visitation and inspection rights under this Section 6.05 no more than one time during any calendar year.

6.06 Environmental Covenant. The Borrower will, and will cause each of its Principal Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such non-compliance which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, except where the failure to keep such permits, approvals, certificates, licenses or other authorizations, or any non-compliance with the provisions thereof would not reasonably be expected to have a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect; and

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written inquiries from any local, state or federal governmental agency, claims, complaints or notices relating to the condition of its facilities and properties or compliance with Environmental Laws which would reasonably be expected to have a Material Adverse Effect, and shall make commercially reasonable efforts to promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating to material compliance with Environmental Laws the result of which, if not contested by the Borrower, would reasonably be expected to have a Material Adverse Effect.

6.07 Use of Proceeds. The Borrower shall use the proceeds of the Borrowings to finance the Transactions.

6.08 Licenses and Franchises, Etc. The Borrower shall take all reasonable action to maintain all rights, permits, licenses and franchises material in the conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.09 Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, conduct its businesses (a) in compliance with the USA PATRIOT Act, the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 and (b) in compliance in all material respects with other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII

NEGATIVE AND FINANCIAL COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid, unless the Required Lenders waive compliance in writing in accordance with Section 10.01:

7.01 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any material arrangement or contract with any of its other Affiliates (other than other Subsidiaries) in excess of $25,000,000, unless such arrangement or contract is fair and equitable to the Borrower or such Subsidiary based upon the good faith judgment of the Borrower’s Board of Directors, a committee thereof, or the Borrower’s Management Committee (or a member of the Management Committee).

7.02 Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, except:

(a) Indebtedness outstanding on the Effective Date and set forth on Schedule 7.02 and any renewals, extensions or refinancings thereof; provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any renewal, extension or refinancing thereof and by an amount equal to any existing commitments unutilized thereunder;

(b) intercompany loans owed by any Subsidiary to the Borrower or to any other Subsidiary (which shall include, without limitation, liabilities arising from cash management obligations, tax and accounting operations); provided that such Indebtedness shall not have been transferred or assigned to any Person other than the Borrower or any Subsidiary; and

(c) other Indebtedness, if, after giving effect to the incurrence of any such Indebtedness, the aggregate outstanding amount of Indebtedness of all Subsidiaries would not exceed 25% of Consolidated Net Tangible Assets.

7.03 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of Indebtedness permitted under Section 7.02;

(b) Liens granted prior to the Effective Date which are identified in Schedule 7.03 (“Permitted Liens”);

(c) any Lien existing on (i) the assets of any Person at the time it becomes a Subsidiary or (ii) any assets acquired by the Borrower or any Subsidiary after the Effective Date existing at the time of the acquisition thereof (in each case, such Lien not created, assumed or incurred in contemplation of such event);

(d) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(g) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

(h) other Liens incidental to the conduct of the Borrower’s or any of its Subsidiaries’ businesses (including without limitation, Liens on goods securing trade letters of credit issued in respect of the importation of goods in the ordinary course of business, or the ownership of any of the Borrower’s or any Subsidiary’s property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the Borrower’s or any of its Subsidiaries’ property or assets or materially impair the use thereof in the operation of Borrower’s or any of its Subsidiaries’ businesses);

(i) Liens arising from licenses, sublicenses or similar grants of intellectual property made in the ordinary course of business;

(j) Liens in favor of the Borrower on assets of its Subsidiaries, and Liens in favor of Subsidiaries of the Borrower on assets of the Borrower;

(k) Liens securing industrial development or pollution control bonds so long as such Liens attach solely to the property acquired, constructed or improved with the proceeds of such bonds; and

(l) any Lien not otherwise permitted by this Section 7.03 securing Indebtedness, provided that, immediately after giving effect thereto (and to the incurrence of such Indebtedness secured thereby), the sum of (without duplication and excluding any Indebtedness payable to the Borrower or a Subsidiary) (i) the aggregate outstanding amount of Indebtedness of the Borrower and its Subsidiaries secured by all Liens described in clauses (b), (c) and (k) of this Section 7.03 (excluding any such Liens described in clauses (d) through (j) of this Section 7.03) and (ii) the Attributable Value of all Sale-Leaseback Transactions entered into by the Borrower and its Subsidiaries in the aggregate does not exceed 15% of Consolidated Net Tangible Assets.

7.04 Fundamental Changes and Asset Dispositions.

(a) The Borrower will not, nor will it permit any of its Subsidiaries, whether in a single transaction or in a series of related transactions to (i) liquidate or dissolve or (ii) enter into any consolidation or merger with any other Person, unless in the case of this clause (ii), (x) in the case of a merger or consolidation involving the Borrower, the Borrower is the surviving entity, (y) in the case of a merger or consolidation involving a Subsidiary, the surviving entity thereof is a Subsidiary and (z) no Default would exist.

(b) The Borrower will not, nor will it permit any of its Subsidiaries, whether in a single transaction or in a series or related transactions, dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole; provided that the Borrower and its Subsidiaries may dispose of assets or Equity Interests to a wholly owned Subsidiary or the Borrower.

7.05 EBIT to Interest Expense Ratio. The Borrower will not permit the ratio of EBIT to Interest Expense to be less than 2.50:1.00 on the last day of each Fiscal Quarter, commencing with the last day of the first full Fiscal Quarter ended after the Closing Date.

7.06 Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio for each Fiscal Quarter ending on any of the dates set forth below to exceed the ratio set forth below opposite such period on the last day of such Fiscal Quarter:

Fiscal Quarter Ending	Consolidated Leverage Ratio
November 30, 2017, February 28, 2018, May 31, 2018 and August 31, 2018	6.00:1.00
November 30, 2018, February 28, 2019, May 31, 2019 and August 31, 2019	5.25:1.00
November 30, 2019, February 29, 2020, May 31, 2020 and August 31, 2020	4.50:1.00
November 30, 2020, February 28, 2021, May 31, 2021 and August 31, 2021	3.75:1.00
November 30, 2021 and each fiscal quarter thereafter	3.50:1.00

; provided that this Section 7.06 shall cease to apply as of the first day the Borrower’s Debt Rating is not lower than A- (as rated by S&P) and not lower than A3 (as rated by Moody’s) (and for the avoidance of doubt, this Section 7.06 shall not apply to the Fiscal Quarter ending on or after such day).

7.07 Sanctions. The Borrower will not, directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is a person or entity with whom dealings are restricted or prohibited by, or are sanctionable under Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise, of Sanctions.

7.08 Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of any Borrowing (a) in violation of the USA PATRIOT Act, the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010, or (b) in material violation of any other similar anti-corruption legislation in other jurisdictions.

7.09 Change in Nature of Business. The Borrower, the Subsidiaries and the Companies, taken as a whole, will not engage in any material line of business if as a result thereof the business conducted by the Borrower, the Subsidiaries and the Companies, taken as a whole, would be substantially different from the business conducted by the Borrower, the Subsidiaries and the Companies, taken as a whole, on the Closing Date; provided, that any business incidental, reasonably related or ancillary to the business conducted by the Borrower, the Subsidiaries and the Companies, taken as a whole, on the Closing Date or reasonable extensions thereof shall be permitted hereunder (it being agreed for the avoidance of doubt that any additional lines of business conducted by the Borrower, the Subsidiaries and the Companies as a result of the consummation of the Acquisition are permitted by this Section).

ARTICLE VIII

EVENTS OF DEFAULT

8.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. The Borrower shall default in the payment when due of any principal of any Loan, or the Borrower shall default (and such default shall continue unremedied for a period of three Business Days) in the payment when due of any interest on any Loan, or the Borrower shall default (and such default shall continue unremedied for a period of five Business Days) any fee described in Section 2.10 or of any other Obligation, including, without limitation, any of the fees described in the Fee Letter.

(b) Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower to the Administrative Agent, any Arranger or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article IV) is or shall be incorrect when made in any material respect.

(c) Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under clause (d) of Section 6.01, clause (a) of Section 6.02 (with respect to the maintenance and preservation of the Borrower’s corporate existence), under Section 6.06 or Section 6.09, or the Borrower shall default in the due performance and observance of its obligations under Article VII, and such default (if capable of being remedied within such period) shall not be remedied within five Business Days after any officer of the Borrower obtains actual knowledge thereof.

(d) Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.

(e) Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.01(a)) of the Borrower or any of its

Subsidiaries having a principal amount, individually or in the aggregate, in excess of $100,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness (whether or not waived) if the effect of such default is to accelerate the maturity of any such Indebtedness or such default (whether or not waived) shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

(f) Judgments. Any unpaid judgment or order for the payment of money in excess of $100,000,000 (net of amounts covered by insurance as to which a financially responsible insurance company has confirmed coverage to an extent reasonably satisfactory to the Administrative Agent) shall be rendered against the Borrower or any of its Subsidiaries and either

(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g) Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(i) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person that would be reasonably likely to result in the termination of a Pension Plan if, as a result of such termination, the Borrower or any such member would reasonably be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $25,000,000; or

(ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA which is not cured within 20 days from the date such contribution was due, and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect.

(h) Control of the Borrower. Any Change in Control shall occur.

(i) Bankruptcy, Insolvency, etc. The Borrower or any of its Principal Subsidiaries shall:

(i) become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

(ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of such Subsidiaries or a substantial part of any property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any corporate action authorizing, or in furtherance of, any of the foregoing.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable and documented fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, provided, that with respect to a German Lender, such authorization is limited to the extent not prohibited by applicable law and provided, further, that each German Lender, to the extent not prohibited by applicable law, hereby waives Section 181 second alternative of the German Civil Code. The provisions of this Article IX (other than Section 9.06) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition under Article IV that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Effective Date or the Closing Date, as the case may be. For the avoidance of doubt, the availability of Commitments and funding on the Closing Date shall be subject solely to the satisfaction or waiver of the conditions specified in Article IV by the Arrangers. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent (such acknowledgement not to be unreasonably withheld, conditioned or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (x) such amendment does not adversely affect the rights of any Lender or (y) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date such notice was received by the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided, further, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Article IV without the written consent of each Arranger;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to subsection (y) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii)

Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Any amendment, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses and liabilities have resulted from the gross negligence, bad faith or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable, documented and invoiced fees, charges and disbursements of counsel for the Indemnitees (as defined below) limited, to Shearman & Sterling LLP and one local counsel in each relevant material jurisdiction (which may include special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional external counsel for the affected Indemnitees), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated) and (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, and shall pay all reasonable, documented and invoiced fees of counsel for the Indemnitees (limited to one external counsel to the Indemnitees, one local counsel in each relevant material jurisdiction (which may include special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional external counsel for the affected Indemnitees), in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the other Loan Documents and the Transactions, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such documented and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket expenses (including the reasonable, documented and invoiced fees, charges and disbursements of any counsel for any Indemnitee), joint or several, and shall indemnify and hold harmless each Indemnitee from all reasonable, documented and invoiced fees and disbursements incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claims related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, the Companies or any of the Borrower’s or the Companies’ respective Affiliates or equity holders); provided, however, that legal expenses shall be limited to the reasonable and documented out-of-pocket legal expenses of one external counsel for all Indemnitees taken as a whole, and, if necessary, of a single local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole and, in the case of an actual or perceived conflict of interest, one additional external counsel in each relevant material jurisdiction) and other reasonable and documented out-of-pocket expenses incurred by such Indemnitees in connection with investigating or defending any of the foregoing; provided, further, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of such Indemnitee’s controlled Affiliates or any of its or their respective officers, directors, members, controlling persons, employees, agents, advisors or other representative of any of the foregoing, (x) any settlement, compromise or consent to the entry of any judgment in any action or proceeding entered into without the prior written consent of the Borrower (not to be unreasonably withheld or delayed), (y) disputes between and among Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of the Borrower’s Affiliates (other than claims against an Indemnitee acting in its capacity as an agent or arranger or similar role hereunder) or (z) a material breach of the obligations of such Indemnitee or any of such Indemnitee’s controlled Affiliates under this Agreement or any of the other Loan Documents.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, etc. To the fullest extent permitted by applicable law, none of the parties to this Agreement shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this sentence shall limit the Borrower’s indemnification obligations (whether in this Section 10.04 or otherwise) to the extent such indirect, special, punitive or consequential damages are included in a claim for which an Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative

Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Tranche) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under a Tranche and the Loans at the time owing to it (in each case with respect to a Tranche) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to such assignment unless the Borrower shall object thereto within fifteen (15) Business Days after receipt by the Borrower of a written request for consent to such assignment; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that any assignment by Credit Suisse shall require a notice to, but no consent from, the Administrative Agent.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v) No Assignment to Borrower or Defaulting Lender. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any Disqualified Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and, to the extent required by Section 5f.103-1(c) of the United States Treasury Regulations, stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the

Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with payment of a processing fee in the amount of $3,500, (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of

Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that, to the extent not prohibited by applicable law, the disclosing party shall use its commercially reasonable efforts to inform the Borrower promptly thereof prior to disclosure pursuant to this subsection, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or Participant in, or any prospective assignee or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative transaction or credit insurance transaction, in each case relating to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower which source was not known to the recipient to be bound to keep such information confidential. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, and similar service providers to the lending industry (so long as such information given to such market data collectors or similar service providers is limited to information as is customarily provided for such reporting purposes), and subject to customary confidentiality or non-disclosure agreements, service providers to the Agent Parties and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such

Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or is Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f) the consent of the Administrative Agent shall be required for such assignment (such consent not to be unreasonably withheld, conditioned or delayed).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the

Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) (the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.20 ERISA Lender Representation. Each Lender as of the Effective Date represents and warrants as of the Effective Date to the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower, that such Lender is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

McCORMICK & COMPANY, INCORPORATED

By:	/s/ Robert P. Conrad
Name: Robert P. Conrad
Title: Vice President and Treasurer

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Bridgett J. Manduk Mowry
Name: Bridgett J. Manduk Mowry
Title: Vice President

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Nicholas Cheng
Name: Nicholas Cheng
Title: Director

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Tino Schaufelberger
Name: Tino Schaufelberger
Title: Authorized Signatory

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Sheryl Squires Kerley
Name: Sheryl Squires Kerley Title: Vice President

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

WELLS FARGO BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph Gricco
Name: Joseph Gricco Title: Vice President

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Ade Adedeji
Name: Ade Adedeji Title: Vice President

By:	/s/ Karim Remtoula
Name: Karim Remtoula Title: Vice President

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Irey
Name: Mark Irey
Title: Vice President

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

Citibank, N.A., as a Lender

By:	/s/ Paul V. Phelan
Name: Paul V. Phelan
Title: Authorized Signer

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

CITIZENS BANK OF PENNSYLVANIA as a Lender

By:	/s/ Srbui Seferian
Name: Srbui Seferian, CFA
Title: Director

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

HSBC Bank USA, N.A., as a Lender
By:	/s/ Peter Martin
Name: Peter Martin Title: Vice President

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

ING Bank, a Branch of ING-DiBa AG, as a Lender
By:	/s/ Alexander Metz
Name: Alexander Metz Title: MD
By:	/s/ Klaus Berthold
Name: Klaus Berthold Title: Director

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

Manufacturers and Traders Trust Company,
as a Lender

By:	/s/ Laurel Magruder
Name: Laurel Magruder
Title: Administrative Vice President

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

[Signature Page to the McCormick & Company, Incorporated Term Loan Agreement]

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Three Year Tranche Commitment	Five Year Tranche Commitment	Applicable Percentage
Bank of America, N.A.	$267,500,000	$267,500,000	35.6666667%
Credit Suisse AG, Cayman Islands Branch	$87,500,000	$87,500,000	11.6666667%
SunTrust Bank	$82,500,000	$82,500,000	11.0000000%
Wells Fargo Bank, National Association	$82,500,000	$82,500,000	11.0000000%
BNP Paribas	$47,500,000	$47,500,000	6.3333333%
U.S. Bank National Association	$47,500,000	$47,500,000	6.3333333%
Citibank, N.A.	$22,500,000	$22,500,000	3.0000000%
Citizens Bank of Pennsylvania	$22,500,000	$22,500,000	3.0000000%
HSBC Bank USA, National Association	$22,500,000	$22,500,000	3.0000000%
ING Bank, a Branch of ING-DiBa AG	$22,500,000	$22,500,000	3.0000000%
Manufacturers and Traders Trust Company	$22,500,000	$22,500,000	3.0000000%
Mizuho Bank, Ltd.	$22,500,000	$22,500,000	3.0000000%

Total	$750,000,000.00	$750,000,000.00	100.000%

Schedule 2.01-1

SCHEDULE 5.07

LITIGATION

NONE.

Schedule 5.07-1

SCHEDULE 5.08

SUBSIDIARIES

SEE ATTACHED.

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

NONE.

Schedule 5.12 - 1

SCHEDULE 7.02

SUBSIDIARY INDEBTEDNESS

SCHEDULE 7.03

PERMITTED LIENS

NONE.

Schedule 7.03 - 1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER: McCormick & Company, Incorporated 18 Loveton Circle Sparks, MD 21152 Attention: Telephone: Telecopier: Electronic Mail: Website Address: Mccormick.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

Bank of America, N.A.

Mail Code: NC1-001-05-46

101 N Tryon St

Charlotte, NC 28255-0001

Attention:

Telephone:

Telecopier:

Electronic Mail:

ADMINISTRATIVE AGENT ACCOUNT INFORMATION:

Other Notices as Administrative Agent: Bank of America, N.A. Agency Management 555 California Street San Francisco, CA 94104 Attention: Mail Code: Phone:

Schedule 10.02 - 1

EXHIBIT A

[FORM OF]

LOAN NOTICE

Date:

To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of August 7, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among McCormick & Company, Incorporated, a Maryland corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐    A Borrowing of Loans    ☐   A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of

[Tranche and Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Credit Agreement.

Notwithstanding anything herein to the contrary and subject to Section 3.05 of the Credit Agreement, this Loan Notice shall be subject to and conditioned upon the consummation of the Acquisition and the occurrence of the Closing Date, and the Borrower may revoke this Loan Notice (by notice to the Administrative Agent on or prior to the specified date of the Borrowing) if such conditions are not satisfied (it being understood and agreed that, in the event that this Loan Notice shall not have been revoked, this paragraph shall be exclusively for the benefit of the Administrative Agent and the Lenders and shall not, with respect to any other Person other than the Administrative Agent and the Lenders, limit, restrict or prejudice any rights or remedies of the Lenders or the Administrative Agent).

[REMAINDER OF HIS PAGE IS LEFT BLANK INTENTIONALLY]

Exhibit A - 1

McCORMICK & COMPANY, INCORPORATED

By:
Name:
Title:

Exhibit A - 1

EXHIBIT B

[FORM OF]

SOLVENCY CERTIFICATE

[    ], 2017

This Certificate is being delivered pursuant to Section 4.02(E) of the Term Loan Agreement, dated as of August 7, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among McCormick & Company, a Maryland corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

[●] hereby certifies that he/she is the Chief Financial Officer of the Borrower and that he/she is knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he/she is authorized to execute and deliver this Solvency Certificate on behalf of the Borrower.

The undersigned hereby further certifies, in his/her capacity as Chief Financial Officer of the Borrower and not in an individual capacity, that as of the date hereof, immediately after giving effect to the consummation of the Transactions on the Closing Date:

1. The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. The Borrower and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

In computing the amount of the contingent liabilities of the Borrower and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

Exhibit B - 1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer

Exhibit B - 2

EXHIBIT C-1

[FORM OF]

THREE YEAR TRANCHE NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Three Year Tranche Loan made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of August 7, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Three Year Tranche Loan made by the Lender from the date such Three Year Tranche Loan is made until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Three Year Tranche Note is one of the Three Year Tranche Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Three Year Tranche Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Three Year Tranche Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Three Year Tranche Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Three Year Tranche Note.

[signature page follows]

Exhibit C-1 - 1

THIS THREE YEAR TRANCHE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

McCORMICK & COMPANY, INCORPORATED

By:
Name:
Title:

Exhibit C-1 - 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest	Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-1 - 3

EXHIBIT C-2

[FORM OF]

FIVE YEAR TRANCHE NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Five Year Tranche Loan made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of August 7, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Five Year Tranche Loan made by the Lender from the date such Five Year Tranche Loan is made until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Five Year Tranche Note is one of the Five Year Tranche Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Five Year Tranche Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Five Year Tranche Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Five Year Tranche Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Five Year Tranche Note.

[signature page follows]

Exhibit C-2 - 1

THIS FIVE YEAR TRANCHE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

McCORMICK & COMPANY, INCORPORATED

By:
Name:
Title:

Exhibit C-2 - 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest	Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-2 - 3

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

[Date]

To each of the financial institutions party

to the Credit Agreement hereinafter

referred to and Bank of America, N.A., as

Administrative Agent for the Lenders

Re:	McCormick & Company, Incorporated

Ladies and Gentlemen:

This Compliance Certificate is being delivered pursuant to Section 6.01(c) of that certain Term Loan Agreement, dated as of August 7, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among McCormick & Company, Incorporated, a Maryland corporation (the “Borrower”), the various financial institutions as are or may, from time to time, become parties thereto (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in Section 1.01 of the Credit Agreement. All computations performed herein shall conform to the method of computation required by the Credit Agreement.

The Borrower hereby certifies, represents and warrants that as of                     ,         :

1.	The ratio of EBIT to Interest Expense was : 1:00 (as computed on Attachment 1 hereto).

The minimum ratio of EBIT to Interest Expense permitted pursuant to Section 7.05 of the Credit Agreement is 2.50:1.00.

2.	[The Consolidated Leverage Ratio was :1:00 (as computed on Attachment 1 hereto).

The maximum Consolidated Leverage Ratio permitted pursuant to Section 7.06 of the Credit Agreement is [        ]:1.00.] 1

3.	No Default has occurred and is continuing.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

[1]	Insert only if the covenant set forth in Section 7.06 is applicable based on the proviso therein.

Exhibit D - 1

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by its duly [Treasurer] [Authorized Officer] on the date first above written.

McCORMICK & COMPANY, INCORPORATED

By:
Name:
Title:

Exhibit D - 2

ATTACHMENT 1

1.	EBIT to Interest Expense Ratio (Section 7.05)

	(a)	Net Income (excluding any one-time non-recurring charges), plus	$

	(b)	Interest Expense[2], plus	$

	(c)	charges for federal, state, local and foreign taxes based on income, profits, revenue or capital, including franchise, excise, value added, and similar taxes and foreign withholding taxes accrued or (without duplication of any such taxes included when accrued) paid during such period, including any penalties and interest related to such taxes or arising from any tax examinations, of the Borrower and its Subsidiaries on a consolidated basis	$

	(d)	Total for EBIT	$

		EBIT to Interest Expense ratio		:1.00

2.	[Consolidated EBITDA

	(a)	Net Income	$

	(b)	Interest Expense[3]	$

	(c)	consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes	$

	(d)	all amounts attributable to depreciation and amortization (or other impairment of intangible assets)	$

	(e)	any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made)	$

	(f)	any extraordinary, unusual or non-recurring charges or losses	$

	(g)	all costs, fees and expenses related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness	$

	(h)	all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in Net Income	$

[2]	Net of interest income.
[3]	Net of interest income.

Exhibit D - 3

	(i)	losses realized upon the disposition of property (other than inventory)	$

	(j)	expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance	$

	(k)	to the extent not included in Net Income, payments received from business interruption insurance or product recalls	$

	(l)	any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement (provided that any cash payment made with respect to any such non-cash cost or non-cash expense shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made)	$

	(m)	the sum of (i) any extraordinary, unusual or non-recurring gains for such period and (ii) gains realized upon the disposition of property (other than inventory)	$

		Total for Consolidated EBITDA (sum of (a) through (l), minus (m))	$

3.	Consolidated Leverage Ratio (Section 7.06)

	(a)	consolidated total debt (consisting of indebtedness for borrowed money and Capitalized Lease Obligations)	$

	(b)	Unrestricted cash, Cash Equivalents and marketable securities of the Borrower and its Subsidiaries in excess of $75,000,000 as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries	$

	(c)	Consolidated EBITDA	$

		Consolidated Leverage Ratio		:1.00	][4]

[4]	Insert only if the covenant set forth in Section 7.06 is applicable based on the proviso therein.

Exhibit D - 4

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment and Assumption Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment and Assumption Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to

[5]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[6]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[7]	Select as appropriate.
[8]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E - 1

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Term Loan Agreement, dated as of August 7, 2017, among McCormick & Company, Incorporated, a Maryland corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][9]	Assignee[s][10]	Aggregate Amount of Loans for all Lenders[11]	Amount of Loan Assigned	Percentage Assigned of Loans[12]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ][13]

Assignment and Assumption Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[9]	List each Assignor, as appropriate.
[10]	List each Assignee, as appropriate.
[11]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E - 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]14 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

By:
Title:

[Consented to:][15]

By:
Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit E - 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements, warranties or representations made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Assignment and Assumption Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements furnished pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, and (viii) it is not a Defaulting Lender or a Subsidiary of a Defaulting Lender nor will it become a Defaulting Lender or a Subsidiary of a Defaulting Lender upon consummation of the assignment; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints

Exhibit E - 4

and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[The][Each] Assignee represents and warrants as of the Assignment and Assumption Effective Date to the Administrative Agent, [the][each] Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the Borrower, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

2. Payments. From and after the Assignment and Assumption Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment and Assumption Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment and Assumption Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed copy of this Assignment and Assumption to the Administrative Agent, as of the Assignment and Assumption Effective Date, (a) [the] [each] Assignee shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder and under the other Loan Documents and (b) the Assignor shall, to the extent provided in this Assignment and Assumption and the Credit Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents to the extent of the Assigned Interest.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E - 5

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement entered into as of August 7, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McCormick & Company, Incorporated (the “Borrower”), each lender from time to time party thereto (each, a “Lender”), and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit F-1 - 1

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement entered into as of August 7, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McCormick & Company, Incorporated (the “Borrower”), each lender from time to time party thereto (each, a “Lender”), and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit F-2 - 2

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement entered into as of August 7, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McCormick & Company, Incorporated (the “Borrower”), each lender from time to time party thereto (each, a “Lender”), and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit F-3 - 1

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement entered into as of August 7, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McCormick & Company, Incorporated (the “Borrower”), each lender from time to time party thereto (each, a “Lender”), and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit F-4 - 2